Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Saia, Inc.:
We consent to the use of our reports dated February 25, 2011, with respect to the consolidated balance sheets of Saia, Inc. and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference herein.
/s/ KPMG LLP
Atlanta, Georgia
May 2, 2011